UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MYLAN N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 7, 2017 Institutional Shareholder Services 702 King Farm Boulevard, Suite 400 Rockville, Maryland 20850 Attention: Kathy Cohen

Dear Kathy:

Thank you Kathy, and thank you for your prompt response. We look forward to receiving your report and continuing our dialogue.

Wendy Cameron Non-Executive Director	JoEllen Dillon Non-Executive Director

Neil Dimick Non-Executive Director	Mark Parrish Non-Executive Director

June 7, 2017

Wendy Cameron, Non-Executive Director

JoEllen Dillon, Non-Executive Director

Neil Dimick, Non-Executive Director

Mark Parrish, Non-Executive Director

c/o Ken Parks, Chief Financial Officer (via email at ken.parks@mylan.com)

Mylan N.V., Building 4

Trident Place

Mosquito Way

Hatfield

Hertfordshire

AL10 9UL

United Kingdom

Dear Mss. Cameron and Dillon and Messrs. Dimick and Parrish:

I’m writing in response to your June 6 letter and, in particular, to your request that ISS reconsider whether to provide Mylan with a draft of the ISS report on Mylan’s upcoming meeting. ISS has established policies regarding the provision of draft research reports to issuers prior to publication. These policies are available on our public website and are well-known by market participants such as Mylan.

To reiterate what we discussed in our meeting, the provision of a draft to any issuer is always at the discretion of ISS and one of the express policy provisions is that ISS does not normally allow pre-publication reviews of any analysis relating to any special meeting or any meeting where the agenda includes a merger or acquisition proposal, proxy fight, or any item that ISS, in its sole discretion, considers to be of a contentious or controversial nature. A public “vote no” campaign aimed at sitting board members transforms the uncontested election of directors into a “contentious” ballot item. As such, an investor-driven “vote no” campaign precludes pre-publication review of the draft research report by the targeted corporate issuer. Notably, the policy does not require a full blown “proxy contest” or the solicitation of proxies by the party conducting the “vote no” campaign. Moreover, the provisions governing the draft review process, which Mylan acknowledged when it registered for the program in January 2015, expressly identify “vote no” campaigns as a specific example of the type of contentious situation for which a pre-publication review of the draft would not be available.

The policies I’ve described are intended to safeguard the independence of our research process and recommendations. As we are sure you would agree, preserving the integrity and independence of our proxy research is critical, not only for our clients but for all market participants. At the same time, you correctly note the importance of presenting our clients with correct and complete information. In that regard, the report we issue in connection with Mylan’s upcoming meeting will be prepared consistent with our established policy guidelines and subject to the quality assurance procedures which we employ for all of our reports in keeping with our on-going commitment to provide our clients with high-quality, accurate and independent research.

We appreciate the further information in your letter regarding Mr. Coury’s continuing role with Mylan and your perspective on Mylan’s interactions with Teva. This information has been provided to the analysts who will be preparing the report.

We understand that you have filed with the SEC your June 6 letter as additional proxy soliciting materials. If you think it would be appropriate and/or useful, you have our permission to make this letter available to your shareholders.

We too look forward to our continuing dialogue with Mylan.

Regards,

Kathryn Cohen

Associate Director, Head of Research Helpdesk

cc:	Gary Retelny, President and CEO